May 16, 2013

Contact:                Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES APPOINTS JAMES BURR
TO BOARD OF DIRECTORS

Virginia Beach, Virginia, May 16, 2013:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that James F. Burr has been appointed to its Board of Directors.

Burr has been a Managing Director in the Carlyle Group’s Global Financial Services Group since 2008. Previously, he served in several senior positions, including Corporate Treasurer, with Wachovia Bank from 1992 to 2008.  Burr began his career at Ernst and Young, where he was a C.P.A. focused on banking and computer audit issues.

Affiliates of the Carlyle Group held beneficial ownership of 24.90% of the Company’s outstanding shares of common stock as of March 31, 2013.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia.  The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (collectively, the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, The Bank of Hampton Roads operates 33 banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and two loan production offices in West Ocean City, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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